SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 14a-12

SunGard Data Systems Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

THIS FILING CONSISTS OF A TRANSCRIPT OF A MARKETWATCH INTERVIEW WITH THE COMPANY’S CEO REGARDING THE PROPOSED MERGER.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

CBS Marketwatch Interview with

Cris Conde, President and Chief Executive Officer, SunGard Data Systems Inc.

Date:	March 28, 2005
Time:	12:00 PM - 01:00 PM
Station:	CBS
Location:	Network
Program:	Marketwatch

JEAN LEE, host:

I’m Jean Lee with MARKETWATCH in New York. It is being called the biggest buyout of a tech company ever and the biggest leverage buyout to take place in some 15 years. A group of private investment firms has agreed to buy financial services software firm SunGard Data Systems for $11.3 billion and take it private.

The group will pay $36 a share or $10.8 billion in cash and assume $500 million of SunGard debt. Joining us to talk about this mega deal is SunGard CEO Cris Conde. He will be staying on as CEO. Congratulations and thank you for joining us here today.

Mr. CRIS CONDE (CEO, SunGard Data Systems): Thank you very much.

LEE: Why the timing of this deal?

Mr. CONDE: We were well along our plans to spin-off our availability business when Silver Lake called our advisers and proposed to take the entire company private.

LEE: Why not remain a public company and why go private?

Mr. CONDE: Two reasons. First, it’s a great value for our shareholders, $36 is a great deal for shareholders. Second, as a public CEO, you’re always balancing between short-term profits and long-term investments. As a private company, we can weigh in more heavily in favor of long-term investments which will benefit our customers.

LEE: Were you privy as to the discussions that led to the decisions that you would stay on? Can you share some of that with us?

Mr. CONDE: As far as I know, I don’t think that was ever quite in question.

LEE: OK. Will the company be able to continue making acquisitions?

Mr. CONDE: Yes. We’ve negotiated with the lenders and the investor groups. Enough headroom to be able to continue our acquisition program which has been an important part of our growth success.

LEE: Any acquisitions that you have on the radar that you can tell us about at this moment?

Mr. CONDE: Not at this moment. We just don’t talk about our M&A program.

LEE: OK. For those people watching who may not know as well what you do, your software is used by financial brokerages, insurance companies, public sector organizations to help manage all of their data. You have many clients on Wall Street. Tell us about a few of your biggest clients.

Mr. CONDE: Our biggest banks on Wall Street are the biggest banks in the world. We have 50 out of the top 50 global financial services firms. If a particular firm is number five on the global scale, chances are they’re our number five client.

LEE: Analysts do have some concerns about today’s announcement. We’ve got Prudential Equity Group pointing out that many of your core financial services companies have been scaling back on their spending budgets and on their original IT spending plans. Pricing pressures remain on some of your offerings. How do you answer that?

Mr. CONDE: For sure, IT budgets have been under pressure. But on the other hand, we’ve been outperforming our competitors. We are more competitive now than ever across our segment. So, we’re in a very strong position. As for pricing pressure, it is there. But it has not gotten worse in the last two years. We’re confident about our growth potential.

LEE: Do you expect it to back down, pricing pressures?

Mr. CONDE: No. We’re assuming that it’s not going to get better. But still, giving our increasing competitiveness, we can continue to grow.

LEE: Where does future growth for your company come from in the foreseeable future?

Mr. CONDE: Really across the board, both in our financial services practice as well as in our higher-end software processing and solutions, and in our availability solutions, which provide continuity services for enterprises of all kinds.

LEE: What else can we look for from SunGard this year?

Mr. CONDE: This year, well, it’s more of the same. We don’t make big radical changes. The investment group has bought into our strategy and into our plans and simply want us to do the same faster and better.

LEE: Industry-wide consolidation is happening actually in a number of industries these days. Do you think that we will continue to see mega mergers and buyouts in your arena and for how much longer would that continue?

Mr. CONDE: We have certainly been a consolidator in our space. We’ve done some 140 acquisitions in 20 years. I believe that will continue. There’s any number of small niche companies that belong as part of a larger group that can offer more integrated solutions. So, I think that will continue. Definitely.

LEE: Once again, congratulations. Thanks for being with us.

Mr. CONDE: Thanks for having me.

LEE: He is Cris Conde. He is the CEO of the SunGard Group. I’m Jean Lee with MARKETWATCH in New York.

# # #